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EXHIBIT 11. STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                   (Dollars in Thousands Except Per Share Data)
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                                   Weighted Average                  Earnings
                                   Number of Shares       Net          Per
Years Ended December 31               Outstanding       Income     Common Share
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1999                                   10,079,563      $15,384         $1.53
1998                                   10,393,930       23,677          2.28
1997                                   10,727,440       28,732          2.68
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Computation of weighted average number of common and common equivalent shares:
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

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                                                                Years Ended December 31
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                                                         1999           1998           1997
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
Common shares outstanding beginning of the period     10,091,721     10,727,322     10,727,712
Weighted average of the common
shares purchased and retired or reissued                (12,158)      (333,392)          (272)
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Weighted average number of common shares              10,079,563     10,393,930     10,727,440
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